Exhibit No. 2.1


          AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER


     This Amendment No. 2 (the "Amendment"), dated as of March 27, 2000, is entered into by and among Photronics, Inc., a Connecticut corporation ("Parent"), AL Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Align-Rite International, Inc., a California corporation (the "Company").

     WHEREAS, Parent, Merger Sub and the Company have previously executed and delivered that certain Agreement and Plan of Merger, dated as of September 15, 1999, by and among Parent, Merger Sub and the Company, as amended by Amendment No. 1, dated as of January 10, 2000, by and among Parent, Merger Sub and the Company (the "Merger Agreement"); and

     WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth herein and pursuant to Section 7.3 of the Merger Agreement

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and Company hereby agree as follows:

   1. Definitions. Capitalized terms used herein but not expressly defined shall have the meanings accorded such terms in the Merger Agreement.

   2. Amendment of Section 5.17 of the Merger Agreement. Section 5.17 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

          "Section 5.17. Sale of Shares by Parent. Parent, prior to the Effective Date, will sell shares of Parent Common Stock acquired by it within the two years preceding the Effective Date so that the accounting by the Parent of the business combination to be effected by the Merger as a "pooling of interests" will not be adversely affected; provided that Parent shall have until the earlier of (i) May 30, 2000 or (ii) the 20th day following the satisfaction of the condition set forth in Section 6.1(d) to effect such sale."

   3. Amendments of Section 7.1 of the Merger Agreement. All references in subsections (b), (c) and (e) of Section 7.1 of the Merger Agreement to "March 31, 2000" are hereby amended to read "May 31, 2000."




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   4.     Authority.

          Each of Parent and Merger Sub has full corporate power and authority to enter into this Amendment. The execution and delivery of this Amendment and the consummation by each of Parent and Merger Sub of the transactions contemplated by the Merger Agreement, as amended hereby, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub. This Amendment has been duly and validly executed and delivered by each of Parent and Merger
          Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          The Company has full corporate power and authority to enter into this Amendment. The execution and delivery of this Amendment and the consummation by the Company of the transactions contemplated by the Merger Agreement, as amended hereby, have been duly and validly authorized by the Board of Directors of the Company. This Amendment has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

     6. Counterparts; Effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     7. Merger Agreement Confirmed. Except as amended hereby, the Merger Agreement is ratified and confirmed in all respects. Each reference in the Merger Agreement or any other related document to the Merger Agreement, the Agreement or this Amendment shall be deemed to a reference to the Merger Agreement as amended hereby.





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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Amendment to be signed by their respective officers thereunto duly authorized, all as ofthe date first written above.

                                  PHOTRONICS, INC.


                                  By:    /s/ MICHAEL J. YOMAZZO
                                      -----------------------------------
                                      Name:  Michael J. Yomazzo
                                      Title: Vice Chairman

                                  By:    /s/ JEFFREY P. MOONAN
                                      -----------------------------------
                                      Name:  Jeffrey P. Moonan
                                      Title:   Executive Vice President
                                               Finance and Administration


                                  AL ACQUISITION CORP.


                                  By:    /s/ MICHAEL J. YOMAZZO
                                      ----------------------------------
                                      Name:  Michael J. Yomazzo
                                      Title: President


                                  By:    /s/ JEFFREY P. MOONAN
                                       ----------------------------------
                                       Name:  Jeffrey P. Moonan
                                       Title: Vice President

                                 ALIGN-RITE INTERNATIONAL, INC.


                                  By:    /s/ JAMES L. MACDONALD
                                       ----------------------------------
                                       Name:  James L. MacDonald
                                       Title: Chairman of the Board,
                                              Chief Executive Officer
                                              and President



                                  By:    /s/ PETAR N. KATURICH
                                      ------------------------------------
                                      Name:  Petar N. Katurich
                                      Title: Vice President of Finance,
                                             Chief Financial Officer